                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-106294


PROSPECTUS SUPPLEMENT NO. 2
TO PROSPECTUS DATED OCTOBER 14, 2003

                                  $200,000,000
             2.5% CONTINGENT CONVERTIBLE SUBORDINATED NOTES DUE 2033
                                       AND
                              CLASS A COMMON STOCK
                      ISSUABLE UPON CONVERSION OF THE NOTES

                                   [K-V LOGO]

                           K-V PHARMACEUTICAL COMPANY

                                 ---------------

         This document supplements our prospectus dated October 14, 2003, as supplemented (collectively, the "prospectus"), relating to $200,000,000 aggregate principal amount of our 2.5% Contingent Convertible Subordinated Notes Due 2033 (the "Notes") and the Class A common stock issuable upon conversion of the Notes. You should read this prospectus supplement in conjunction with the accompanying prospectus, which is to be delivered by selling securityholders to prospective purchasers along with this prospectus supplement and any other prospectus supplements. The information in the following table supplements the information under the caption "Selling Securityholders" in the prospectus with the information contained in this Supplement No. 2 with respect to the securityholders listed below.

                                                AGGREGATE                          CLASS A          CLASS A
                                                PRINCIPAL                       COMMON STOCK        COMMON
                                                  AMOUNT       PERCENTAGE       BENEFICIALLY         STOCK
                                              OF NOTES THAT     OF NOTES         OWNED BEFORE     REGISTERED
         NAME                                  MAY BE SOLD     OUTSTANDING      CONVERSION (1)      HEREBY
         ----                                  -----------     -----------      --------------      ------
Laurel Ridge Capital, LP...............         $2,000,000          1.000%            0              86,919
Newport Alternative Income Fund........             80,000              *             0               3,477
OIP Limited............................            190,000              *             0               8,257
Silvercreek Limited Partnership........            500,000              *             0              21,730
Silvercreek II Limited.................            230,000              *             0               9,996
                                               -----------        --------       ----------        --------
         Subtotal......................         $3,000,000          1.500%            0             130,379
                                               -----------        --------       ----------        --------

--------------------------------
* Less than one percent.

(1) Based upon the information provided to us by the selling securityholders, none of the current holders of the Notes beneficially owns any Class A common stock. The information presented assumes that any future transferee from any holder does not beneficially own any Class A common stock, other than Class A common stock into which the Notes are convertible at the conversion rate of 43.4594 shares per $1,000 principal amount of the Notes.

         Investing in the Notes and the Class A common stock issuable upon their conversion involves certain risks. See "Risk Factors" beginning on page 7 of the accompanying prospectus.

         Neither the securities and exchange commission nor any state securities commission has approved or disapproved of the Notes or the Class A common stock available upon conversion of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

           The date of this prospectus supplement is November 3, 2003.